Exhibit 10.1
PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into effective as of the 28th day of March, 2023 (the “Effective Date”), by and between KNOXVILLE LOGISTICS CENTER, LLC, a Delaware limited liability company (“Seller”), whose address is [***], and MALIBU BOATS, LLC, a Delaware limited liability company (“Buyer”), whose address is 5075 Kimberly Way, Loudon, Tennessee 37774. FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”), joins in this Agreement for the limited purposes set forth in Section 15.
BACKGROUND
A.This Agreement is made with reference to all of Seller’s interest in and to the following property (collectively, the “Property”):
(1)That certain tract or parcel of land containing approximately 39.6 acres and commonly known as 450 Hamilton Industrial Way, Lenoir City, Tennessee, 37771, as more particularly described on Exhibit A attached hereto and incorporated herein, together with all easements, rights and privileges appurtenant thereto (collectively, the “Land”);
(2)That certain approximately 260,288 square foot industrial building being constructed and located upon the Land (the “Building”), together with all improvements, structures, fixtures and parking areas located on the Land and appurtenant thereto (the Building and such improvements, structures, fixtures and parking areas being hereinafter collectively referred to as the “Improvements,” and the Land and the Improvements being hereinafter collectively referred to as the “Real Property”);
(3)All fixtures, equipment, furniture, furnishings, appliances, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with, the Real Property, owned by Seller and located within or upon the Real Property but expressly excluding any of the foregoing owned by a third party (the “Personalty”); and
(4)All intangible rights and property used or useful in connection with the foregoing, if any, including, without limitation, all development rights, contract rights, guaranties, licenses, plans, drawings, permits, warranties and all of Seller’s rights, title and interest, if any, in and to any service marks, logos or any trade names but not including any reference to Seller (the “Intangible Property”).
B.Seller is prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller, all for the Purchase Price and on the other terms and conditions hereinafter set forth.
TERMS AND CONDITIONS
In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Sale and Purchase. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.
2.Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be THIRTY-THREE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($33,250,000.00), which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:
2.1    Deposit. Within one (1) day after the Effective Date, Buyer shall deliver to Escrow Agent, in immediately available funds, to be held in escrow and disbursed in accordance with this Agreement, a cash deposit in the amount of Six Million Six Hundred Fifty Thousand and No/100 Dollars ($6,650,000.00) (the “Deposit”). Upon Buyer depositing the Deposit with the Escrow Agent, the Deposit shall be non-refundable to Buyer, except in the event that Seller defaults in its obligations hereunder. Failure of Buyer to timely deliver the Deposit in accordance with the provisions of this Section 2.1 shall entitle Seller to immediately terminate this Agreement. Buyer and Seller shall cooperate with Escrow Agent in deciding on an appropriate interest-bearing money market account to hold the Deposit.
2.2    Modifications Escrow. Buyer has requested certain modifications to the Building currently being constructed by Seller as more particularly described on Exhibit B attached hereto and incorporated herein (the “Modifications”). Seller shall complete construction of the Modifications on Buyer’s behalf provided that, within five (5) days following the Effective Date, Buyer shall deposit with the Escrow Agent One Million One Hundred Eighteen Thousand Seven Hundred Five and 00/100 Dollars ($1,118,705.00) (the “Modifications Escrow”), which amount is equivalent to the total cost incurred by Seller, without mark-up or premium, to complete construction of the Modifications. Seller shall be permitted to draw funds from the Modifications Escrow to pay for the construction of the Modifications upon Seller submitting in writing to Escrow Agent and Buyer (via email to David Bryant at davidb@malibuboats.com copying Wayne Wilson at waynew@malibuboats.com and Kyle Baisley at kbaisley@lrwlaw.com) draw requests attaching reasonably detailed information evidencing completion of the Modifications for which payment is due and Seller’s actual expenditures on those Modifications (each a “Draw Request”). Unless Buyer reasonably and in good faith disputes a Draw Request, such Draw Request shall be deemed approved by Buyer and funded to Seller by Escrow Agent within fifteen (15) days following the date of Seller’s delivery of the Draw Request to Escrow Agent and Buyer. If Buyer requests changes to the Modifications which causes the Modifications Escrow to be insufficient for Seller to complete construction of the Modifications, then Seller shall submit a change order request to Buyer for Buyer’s approval (each a “Change Order Request”). If Buyer approves the Change Order Request, then Buyer shall fund the additional amount, if any, reflected in the Change Order Request to Escrow Agent to be included in the Modifications Escrow within five (5) days following Buyer’s approval thereof. If Buyer does not timely approve and fund the Change Order Request, then Seller shall have no obligation to complete construction of the portion of the Modifications reflected in the Change Order Request and completion thereof shall not be a condition to Buyer’s obligations at Closing, nor shall it constitute a default by Seller of its obligations hereunder. If Seller completes construction of the Modifications and there are funds remaining in the Modifications Escrow, such funds shall be disbursed to Buyer following completion of the Modifications.
2.3    Modifications Escrow Security. All amounts deposited by Buyer in the Modifications Escrow shall be secured by a lien (the "Modifications Lien”) on the Property equal to the amount(s) paid in the Modifications Escrow. Following Buyer and

Seller’s execution of this Agreement and contemporaneous with Buyer’s depositing the Modifications Escrow with the Escrow Agent, (i) Seller shall execute, have notarized and deliver to Buyer a subordinate deed of trust and security agreement and fixture filing in the form attached hereto as Exhibit C (the “Deed of Trust”) memorializing the Modifications Lien and (ii) Buyer shall execute, have notarized, and deliver to Seller a subordination agreement in the form attached hereto as Exhibit C-1 (the “Subordination Agreement”) subordinating the Modifications Lien to the first-priority lien encumbering the Property in favor of First Horizon Bank. Buyer shall be responsible for paying all recording fees and indebtedness tax due on the recording of the Deed of Trust and the Subordination Agreement with the Office of the Register of Deeds for Roane County, Tennessee (the “Recording Office”). In addition to the Modifications Lien, upon Buyer depositing the Modifications Escrow with the Escrow Agent, Seller shall deliver to Buyer a fully executed copy of that Performance Bond between Seller and Indemnity National Insurance Company attached as Exhibit D hereto (the “Bond”). Buyer and Seller shall each pay 50% of the cost of the Bond and the Bond shall automatically terminate at Closing. If the Closing does not occur as a result of Buyer’s default of its obligations hereunder, then Buyer shall promptly record a release and termination of the Deed of Trust in the Recording Office, which obligation shall survive termination of this Agreement.
2.4    Payment at Closing. At the consummation of the transaction contemplated hereby (the “Closing”), Buyer shall deliver to Escrow Agent cash or immediately available funds in an amount equal to the Purchase Price, less the Deposit. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available funds from a FDIC insured banking institution, transferred to the order or account of Seller or such other person as Seller may designate in writing. The delivery and recording of documents and the disbursement of funds shall be effectuated through the Escrow Agent at the Closing and pursuant to the closing instructions from the parties hereto, which closing instructions shall not modify or diminish the parties’ respective obligations hereunder.
3.Property Materials. To the extent in the Seller’s possession or control, and to the extent not previously delivered to Buyer, Seller shall deliver to Buyer within three (3) business days following the Effective Date of this Agreement, or make available electronically to Buyer, without representation or warranty, those items listed on Exhibit E attached hereto and incorporated herein by this reference (such items are hereinafter referred to as the “Property Materials”). Buyer hereby acknowledges and agrees that (a) Seller has not independently verified the accuracy or completeness of any of the Property Materials, and (b) Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the Property Materials.
3.1.1.Until the earlier of (i) Closing or (ii) termination of this Agreement, Buyer, its agents and representatives, shall be entitled to enter upon the Real Property from time to time, upon reasonable prior notice to Seller, to perform inspections and tests of the Property, including surveys, environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, and to examine the books and records of Seller. Before entering upon the Property, Buyer shall furnish and cause to be maintained commercial general liability insurance with respect to its activities with a combined single limit of liability of not less than One Million Dollars ($1,000,000.00) for bodily injury to or personal injury or death of any person and consequential damages arising from Buyer’s actions and for property damage arising out of any one occurrence, and Seller and its lender will be additional insureds under such policy. All insurance will be procured from a company licensed in the state in which property is located. Buyer will provide Seller a certificate of insurance via standard ACORD form.

        Notwithstanding the foregoing, Buyer acknowledges that the Building is under construction and Buyer agrees that it shall not be permitted to interfere unreasonably with Seller’s ongoing construction operations at the Property or within the Building. Buyer’s scheduling of any inspections shall take place during normal business hours and subject to Buyer giving Seller written (email) or telephonic notice at least one (1) business day prior to conducting such inspections and/or interviews. Seller shall have the right to have a representative of Seller present at any Buyer inspections. If Buyer wishes to engage in any testing which is invasive, which will damage or disturb any portion of the Property, which will involve sampling, or which will involve testing of subsurface soils, surface water, or groundwater, Buyer shall obtain Seller’s prior written consent thereto, which may be withheld or conditioned by Seller in its reasonable discretion. Without limiting the generality of the foregoing, Seller’s written approval shall be required prior to any invasive or other testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Improvements in connection with Buyer’s environmental due diligence and due diligence with respect to Hazardous Substances (as defined below). Without limiting the foregoing, Buyer will not enter the Building without first obtaining the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall repair any damage to the Property caused by any such tests or investigations, and indemnify, defend and hold harmless Seller, its partners, lenders and affiliates and their respective directors, officers, managers, employees, agents, successors and assigns from any and all liabilities, claims, losses, suits, demands, costs and expenses resulting therefrom; provided Buyer shall have no liability to Seller for any existing physical or environmental matters discovered by Buyer in the course of its due diligence on the Property, unless such physical or environmental matters are exacerbated by Buyer. The foregoing indemnification shall survive Closing or the termination of this Agreement.
        Buyer and Seller have entered into that certain Access Agreement dated February 8, 2023 (the “Access Agreement”). Pursuant to the terms of the Access Agreement, Buyer has had a full opportunity to conduct such investigations of the Property that Buyer deems necessary. Based on Buyer’s opportunity to investigate the Property pursuant to the Access Agreement, except as otherwise specifically set forth herein, Buyer acknowledges and agrees that it waives all contingencies related to its acquisition of the Property, including, without limitation, the physical condition of the Property, title and survey, and financing. In connection with the foregoing, upon Escrow Agent’s receipt of the Deposit, the Deposit shall be non-refundable to Buyer, except in the event that Seller defaults in its obligations hereunder.
3.1.2.Title and Survey Matters. Prior to the Effective Date, Buyer has obtained a title report or commitment dated as of March 1, 2023 (the “Title Commitment”) issued by Buyer’s title and closing agent, Appalachian Title Company, LLC (“Buyer’s Title Agent”) with respect to the Property, a copy of which was provided to Seller by Buyer’s title and closing agent, Appalachian Title Company, LLC (“Buyer’s Title Agent”), and has had an opportunity to review Seller’s most recent existing survey of the Property dated as of June 17, 2022 (the “Survey”). Except as permitted by Section 7.5 below, Seller shall not consent to any additional encumbrances on the Property following the date of the Title Commitment without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and shall, in any event, give prompt written notice to Buyer (via email to Randy Miller at rmiller@lrwlaw.com copying David Bryant at davidb@malibuboats.com, Wayne Wilson at waynew@malibuboats.com and Kyle Baisley at kbaisley@lrwlaw.com) of any encumbrances on the Property that Seller has actual notice of that are not reflected on the Title Commitment or the Survey. Except for Permitted Exceptions, Buyer shall notify Seller within three (3) business days after Buyer gains knowledge of any new material and adverse title or survey matter to which Buyer objects, and if Buyer does not notify Seller of any objection within such three (3) business day period, Buyer shall be deemed to have waived any such objection and shall proceed to Closing without any credit or reduction in the Purchase Price as a result of such title or survey matters. If Buyer properly and timely notifies Seller of any new title or survey matter to which Buyer objects, then

Seller shall have the right, at no cost to Seller, to extend the Closing Date by up to thirty (30) days to permit Seller to cure such objection. If Seller is unable or elects not to cure such objection, then Buyer’s sole rights shall be to either terminate this Agreement prior to Closing, in which event the Deposit shall be disbursed to Buyer, or waive the objection and proceed to Closing without reduction in the Purchase Price. Notwithstanding the foregoing, all exceptions to title shown on the Title Commitment or otherwise arising prior to Closing which evidence (i) mortgages or deeds of trust created by Seller encumbering Seller’s fee interest in the Real Property; (ii) broker’s liens arising out of Seller’s actions filed against Seller or judgment liens evidencing judgments rendered against Seller and encumbering Seller’s fee interest in the Real Property; or (iii) mechanic’s or materialmen’s liens encumbering Seller’s fee interest in the Real Property and arising from any work performed or materials furnished for or on behalf of Seller (individually, a “Monetary Encumbrance”), shall, in each instance, be deemed objected to without any notice by Buyer and cured by Seller (which, in the case of a mechanic’s or materialmen’s lien shall include, at Seller’s option, bonding around or insuring over the mechanic’s or materialmen’s lien in a manner that provides title insurance coverage over the same for the benefit of Buyer and any loan policy obtained by Buyer) at or prior to Closing. As used herein, “Permitted Exceptions” shall mean (i) items set forth in Schedule B-II of the Title Commitment and matters disclosed on the Survey, (ii) any title exception permitted hereunder or which is voluntarily imposed, consented to or waived by Buyer in writing including, without limitation, the Deed of Trust, (iii) any title exceptions created by Buyer or its agents, employees and/or contractors, including without limitation, any exceptions arising by reason of the entry on the Property by Buyer or by its agents, employees and/or contractors, and (iv) any title or survey objections that Seller is not required or has not elected (or is deemed not to have elected) to cure pursuant to this Section 3.
4.Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:
4.1.Authority. Seller is a limited liability company organized under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.
4.2.No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not conflict with or result in the breach of any terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Property or assets of the Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, assumed or released at no cost to Buyer at Closing.
4.3.Occupancy Agreements. Except for the License granted to the United States Department of Energy for the maintenance and sampling of groundwater monitoring wells located on the Property (the “Monitoring Wells”), there are no leases or occupancy agreements currently in effect which affect the Property.
4.4.No Condemnation. To Seller’s knowledge, there are no pending or contemplated condemnation, eminent domain or similar proceedings with respect to all or any portion of the Real Property.
4.5.Contracts. There are no construction, management, leasing, service, equipment, supply, maintenance or concession agreements in effect with respect to the Real Property or the Property, except as listed in Exhibit F (collectively, the “Contracts”). To Seller’s knowledge, Seller is not in default under any Contracts, and no event exists which, with the passage of time or the giving of notice or both, will become a default thereunder on the part of the Seller under any of the Contracts.
4.6.Compliance. Seller has not received notice from any governmental agency or other body of any existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting the Property which have not been cured and, to Seller’s knowledge, the Property is in compliance with all such laws, ordinances, orders, codes, regulations and requirements. Based solely on that certain letter from the Roane County Building Codes, Planning & Zoning Administration dated May 16, 2022, the Real Property is currently zoned in the I-2 Medium Industrial District and, based solely on (i) the meeting minutes on May 23, 2022, of The Industrial Development Board of the County of Roane, Tennessee (the “IDB”) and (ii) email correspondence from Justin Snow, interim president/CEO of Roane Alliance dated May 23, 2022, copies of which have been provided to Buyer (the “IDB Approvals”), the site plan, landscaping plan, foundation plan, floor plan, exterior elevations, and lighting plan for the Building were approved by the IDB and the Building will be completed in compliance with IDB Approvals and all requirements pertaining to such zoning designation. The Real Property and Building has or will have access to all of the electrical, gas, water, telecommunications and sewer utilities as provided in the documents uploaded by Seller in the data room and shared with Buyer on March 6, 2023. Based solely on the IDB Approvals, Seller has obtained all approvals necessary for construction of the Building and completion of other improvements on the Real Property as provided in the Building Specifications (defined below) and on the Site Plan (defined below) in compliance with the Restrictive Covenants & Design Standards for the Roane Regional Business and Technology Park recorded in the Office of the Register of Deeds for Roane County, Tennessee in Book DE22, Page 784, as amended through Closing (the “Declaration”). Seller has also obtained a Certificate of Waiver of Right of First Refusal dated June 17, 2022, recorded in the Recording Office at Deed Book 1869, page 335 from the IDB so as allow Buyer to close on the purchase of the Property free and clear of the IDB’s right of first refusal provided for in the Declaration.
4.7.Environmental Matters. Except as disclosed in the Phase I Environmental Site Assessment prepared for Seller by Sailors Engineering Associates, Inc., SEA Job #212-107 (the “ESA”), Seller has received no written notification from any governmental authority having jurisdiction over the Property that (x) all or some portion of the Land and the Improvements violates any Environmental Laws (as hereinafter defined); or (y) any Hazardous Substances (as hereinafter defined) have been stored or generated at, released or discharged from or are present upon the Land and the Improvements, except in the ordinary course of business and in accordance with all Environmental Laws. As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Land or the Improvements. As used herein, the term “Environmental Laws” shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental authority and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Land or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Land or the Improvements, or any portion thereof, or any owner of the Land, and as the same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the

Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), SARA, comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.
Seller has not and will not, through the Closing Date, use the groundwater or perform any grading near the water table on the Land, for the completion of the Improvements or otherwise, as suggested in the ESA. Since Seller’s acquisition of the Land, to Seller’s knowledge, Seller has complied with all Environmental Laws and will, through the Closing Date, continue to comply with all Environmental Laws. Seller has not stored, generated, released or discharged any Hazardous Materials at or on the Land or Improvements during Seller’s ownership thereof, except in the ordinary course of business and in accordance with all Environmental Laws, and Seller shall, through the Closing Date, refrain from storing, generating, releasing or discharging Hazardous Materials at or on the Land and the Improvements, except in the ordinary course of business and in accordance with all Environmental Laws.
4.8.Litigation. There is no action, suit or proceeding in court or arbitration which is pending or, to Seller’s knowledge, threatened, against or affecting the Property or Seller or arising out of Seller’s ownership, management or operation of the Real Property.
4.9.FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.
4.10.No Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
4.11.No Other Options. Other than this Agreement, the Property is not subject to any outstanding agreement(s) of sale or options, rights of first refusal or other rights of purchase by, through or under Seller, or to Seller’s best actual knowledge, by, through or under any other party.
        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
        BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED BY SELLER AT CLOSING, UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS OR OFFERING MATERIALS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR

AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.” THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.
    NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NOTHING CONTAINED IN THIS AGREEMENT SHALL CONSTITUTE A RELEASE OF SELLER OR A WAIVER BY BUYER OF ANY CLAIM OR CAUSE OF ACTION THAT BUYER MAY HAVE ARISING OUT OF THE FRAUDULENT ACTIONS OF SELLER OR ANY INTENTIONAL MISREPRESENTATION MADE BY SELLER.
    “Seller’s knowledge” is defined herein as the actual knowledge of [***], [***]. [***] actual knowledge incorporates the email communication at 5:18 PM (Eastern) on March 28, 2023 from [***], representative of the GC, to [***] with respect to the representations of Seller set forth in Sections 4.4, 4.5, 4.6, and 4.7 above, and any updates to such responses received by [***] from the GC shall be promptly forwarded to Buyer in writing.
    All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. Seller agrees that Seller will provide prompt written notice to Buyer if Seller becomes aware or has knowledge of any fact, matter or circumstance that would make any of Seller’s representations or warranties contained herein to be untrue or incorrect (any such disclosure being referred to as an “Exception Matter”). If Seller makes disclosure to Buyer of any Exception Matter or if Buyer otherwise gains knowledge that one of Seller’s representations or warranties becomes untrue or incorrect in any material respect, then Buyer may, as its sole and exclusive remedy, either (a) terminate this Agreement, in which event the Deposit shall be returned to Buyer and the parties shall be released of all obligations hereunder except as expressly provided herein, or (b) waive such Exception Matter and proceed to Closing, in which event the applicable representation and warranty shall be deemed modified to conform to the Exception Matter. Notwithstanding the foregoing, if the Exception Matter arises as a result of the intentional actions of Seller or a default by Seller under this Agreement (as opposed to as a result of matters outside the control of Seller), Buyer shall be entitled to pursue all rights and remedies available to Buyer under this Agreement as a result of a default by Seller hereunder.
5.Conditions Precedent to Buyer’s Obligations. Except as limited below, Buyer’s obligation to buy the Property is expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):
5.1.Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date, except as the same may be modified as a result of matters permitted or contemplated by the terms of this Agreement.
5.2.Performance. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

5.3.Documents and Deliveries. All instruments and documents required on Seller’s part to effectuate this Agreement and the transactions contemplated hereby shall be delivered at Closing and shall be in form and substance consistent with the requirements herein.
6.Failure of Conditions. If Seller shall not be able to convey title to the Property on the Closing Date (as the same may be extended) in accordance with the provisions of this Agreement or if any condition precedent to Buyer’s obligation to close is not satisfied, and in any such case Buyer has performed and is not in breach or default hereunder, then Buyer shall have the option, exercisable by written notice to Seller at or prior to Closing, of (1) accepting at Closing such title as Seller is able to convey and/or waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, or (2) declining to proceed to Closing and, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit shall be returned to Buyer.
7.Pre-Closing Matters. From and after the Effective Date and until the Closing or earlier termination of the Agreement, except as otherwise set forth below:
7.1.Leasing Matters. Seller shall not, without the written consent of Buyer, which Buyer may withhold in its sole and absolute discretion, enter into any new lease or occupancy agreement with respect to the Property; provided, however, Buyer’s consent shall not be unreasonably withheld, conditioned, or delayed, in the event that Seller elects or is required to enter into a license agreement permitting the United States Department of Energy to enter the Property to monitor the Monitoring Wells.
7.2.Operation of Property. From and after the date of this Agreement and until the Closing or earlier termination of this Agreement, Seller shall operate, maintain and manage the Property in substantially the same manner as Seller has in the past, including continuing repair and preventative maintenance and maintenance of insurance with respect thereto as required by Seller’s lender.
7.3.Contracts. As of the Effective Date, there are no Contracts other than as set forth on Exhibit G attached hereto, which shall not be assigned to Buyer and which shall be completed as of the Closing Date. Seller and Buyer shall work together to identify any Contracts that should be implemented for management of the Property once the Building and Improvements are completed and occupied. To the extent the parties agree on any Contracts, and the same are not terminated at or before Closing, they shall be assigned to and assumed by Buyer at Closing (collectively, the “Assigned Contracts”). Except for the License Agreement, from and after the Effective Date, Seller shall not enter into any new Contracts which are not terminable prior to or as of the Closing Date without payment of any fee or charge by Buyer without Buyer’s written consent, which Buyer may withhold in its sole and absolute discretion. Seller shall assign, and shall obtain written consent from the general contractor charged with construction of the Building, Integra Construction (the “GC”) in connection therewith, all warranties relating to the Building and the Modifications as set forth in that Assignment of Warranties attached hereto as Exhibit H and incorporated herein (the “Assignment of Warranties”).
7.4.No Negotiating or Contracting for Sale of Property. Seller shall not negotiate with any third parties for sale of the Property with any other party or enter into any contract or other agreement for sale of the Property with any other party while this Agreement is in force.
7.5.No Liens on Property. Seller shall not voluntarily create any liens, easements or other conditions affecting any portion of the Property without the prior written consent of Buyer, which Buyer may withhold in its sole and absolute discretion; provided, however, Buyer’s consent shall not be required prior to Seller entering into customary easements for utilities that are necessary to serve the Property following completion of the Building so long as the location of such easements do not unreasonably interfere with Buyer’s intended use of the Property.
8.Closing; Deliveries.
8.1.Time of Closing.
8.1.1.Subject to Buyer Delay (as defined below) and Force Majeure (as defined below), the Closing shall take place on the date (such date, the “Closing Date”) that is: ten (10) days after Seller’s completion of construction of the Improvements, exclusive of Punchlist Items (as defined below) (“Completion of Construction”) in accordance with the plans and specifications referenced in Exhibit I attached hereto and incorporated herein, as supplemented by the Modifications (collectively, the “Building Specifications”) and the site plan referenced in Exhibit J attached hereto and incorporated herein, as supplemented by the Modifications (the “Site Plan”), as confirmed in writing by the Architect; provided, however, except as set forth in Section 8.1.2 below, Completion of Construction shall occur on or before August 31, 2023 (the “Outside Completion Date”). The Closing shall be conducted through an escrow closing with the Buyer’s Title Agent, unless otherwise agreed to in writing by both Seller and Buyer. If any date on which the Closing would occur by operation of this Agreement is not a business day, the Closing shall occur on the next business day. As used in this Agreement, “business day” shall mean any day which is not a Saturday, Sunday or legal holiday in either Knoxville, Tennessee or New York, New York. A rendering of the Building and other improvements contemplated by the Building Specifications and Site Plan is attached hereto as Exhibit J-1 and incorporated herein of illustrative purposes (the “Rendering”).
8.1.2.Notwithstanding anything to the contrary set forth in Section 8.1.1 above, if Completion of Construction has not occurred prior to the Outside Completion Date, and such failure is not as a result of a Buyer Delay or Force Majeure, then commencing on September 1, 2023, as Buyer’s sole and exclusive remedy, Buyer shall be entitled to a credit against the Purchase Price due at Closing in an amount equal to $5,000.00 per day for each day that Completion of Construction is delayed past the Outside Completion Date.
8.1.3.If Completion of Construction has not occurred on or before September 30, 2023, and such failure is not as a result of a Buyer Delay or Force Majeure, then prior to the date on which Completion of Construction has occurred, Buyer shall have the right to terminate this Agreement upon written notice to Seller. In the event of such termination, Buyer shall be entitled to (i) a refund of the Deposit from the Escrow Agent, (ii) a refund of any remaining portion of the Modifications Escrow, if any, from the Escrow Agent, and (iii) reimbursement from Seller of an amount equal to the amount of the Modifications Escrow that was released to Seller to fund the Modifications to the Building, if any.
8.1.4.Following Completion of Construction, but prior to Closing, Buyer and/or Seller shall identify any portion of the Improvements that have not been completed or that are not completed in substantial accordance with the Building Specifications and/or Site Plan (the “Punchlist Items”). Upon identification of the Punchlist Items, Seller shall obtain an estimate for the cost to complete the Punchlist Items from the GC (the “Punchlist Amount”). If the Punchlist Amount is in excess of $150,000.00, Completion of Construction shall be deemed to have not occurred and Buyer shall not be required to proceed to Closing until the Punchlist Items are completed in accordance with the Building Specifications and Site Plan such that the Punchlist Amount is equal to or less than $150,000.00. If the Punchlist Amount is equal to or less than $150,000.00, Completion of Construction shall be deemed to have occurred and Buyer and Seller shall proceed to Closing; provided, however, at Closing, Seller shall escrow with the Escrow Agent an amount equal to one hundred fifty percent (150%) of the Punchlist Amount (the “Punchlist Escrow”) and Seller shall complete the Punchlist Items within forty-five (45) days following

Closing (the “Punchlist Deadline”). Buyer, Seller, and Escrow Agent shall enter into a commercially reasonable escrow agreement at Closing governing the release of the Punchlist Escrow, which escrow agreement shall (i) permit Seller to draw on the Punchlist Escrow to pay the cost to complete the Punchlist Items; (ii) cause release of any remaining portion of the Punchlist Escrow to Seller if the Punchlist Items are completed prior to the Punchlist Deadline; and (iii) cause release of the remainder of the Punchlist Escrow to Buyer if the Punchlist Items are not completed prior to the Punchlist Deadline. This Section 8.1.4 shall survive Closing and delivery of the Deed.
8.1.5.Except with respect to the Punchlist Items, if Seller has not paid the GC in full under that certain AIA Gross Maximum Price construction contract dated June 15, 2022, by and between Seller and the GC (the “Construction Contract”) at or before Closing, then, at Closing, Seller shall escrow funds (the “Construction Contract Escrow”) with the Escrow Agent in an amount equal to two hundred percent (200%) of the amount owed to the GC under the Construction Contract (the “GC Unpaid Balance”). The Construction Contract Escrow shall be held by Escrow Agent pursuant to the terms of the separate escrow agreement that is reasonably acceptable to Seller, Escrow Agent and Buyer’s Title Agent (for purposes of insuring title to the Property at Closing without any exceptions relating to the GC Unpaid Balance and/or any mechanics or materialmens’ liens associated therewith, which escrow agreement shall be entered into by Seller, Escrow Agent and Buyer’s Title Agent at Closing.
8.1.6    The term “Buyer Delay” shall mean any construction delays incurred by Seller resulting from Buyer’s requested changes to the Building Specifications, which changes, if any, shall extend the Outside Completion Date day for day. The term “Force Majeure” as used herein shall refer to any event that results in any delays or failures in Seller’s timely performance of its obligations to Buyer that result from circumstances or events beyond Seller’s reasonable control including, without limitation, severe weather conditions such as flood, cyclone, hurricane, named tropical storm, tornado, heavy rains (including, without limitation, a single major heavy rain event that prevents work for a significant period of time), wet site conditions resulting from adverse weather conditions, or similar weather events, fire, natural disaster, earthquake, acts of God, epidemic or pandemic, including, without limitation, governmental responses, orders or decrees in response to COVID-19 that are more restrictive than those responses, orders, or decrees in response to COVID-19 during years 2020-2022, terrorist acts, war, sabotage, armed conflict, riots, civil unrest, restraint of government, governmental acts, governmental delays, delay in issuance of permits or approvals or in conducting inspections, injunctions, labor strike, lockout, boycott or unavoidable delay in transportation, shortages or delays in delivery of materials or labor. For any Force Majeure events, dates by which performance of obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay caused by such Force Majeure event. Seller shall give prompt written notice to Buyer of the occurrence of any Force Majeure event, setting forth the details thereof, and, thereafter, shall be required to update Buyer in writing of the corresponding delays anticipated as a result of any such Force Majeure event. If weather conditions are the basis for a claim(s) by Seller of Force Majeure, such claim(s) shall be documented by Seller with commercially reasonable data substantiating that weather conditions had an adverse effect on the scheduled obligation. Notwithstanding the foregoing, Seller shall use commercially reasonable efforts to continue performing whatever work on the Property that it can perform for Buyer, despite the Force Majeure circumstances.
8.2.Seller Deliveries. On or prior to the Closing Date, Seller shall deliver to Escrow Agent the following:
8.2.1.A special warranty deed (the "Deed") to the Real Property from Seller, duly executed and acknowledged by Seller and substantially in the form attached hereto as Exhibit K.

8.2.2.A bill of sale (the “Bill of Sale”) for the Personalty from Seller, substantially in the form attached hereto as Exhibit L, duly executed by Seller.
8.2.3.If applicable, an assignment and assumption of Contracts (the "Assignment and Assumption of Contracts ") from Seller, substantially in the form attached hereto as Exhibit M, duly executed by Seller.
8.2.4.An assignment of the Intangible Property (the “Assignment of Intangible Property”) from Seller, substantially in the form attached hereto as Exhibit N, duly executed by Seller.
8.2.5.An Assignment of Warranties duly executed by Seller and the GC.
8.2.6.An owner's affidavit and, if required by Buyer’s Title Agent, lien waivers from the GC and its subcontractors sufficient for the Buyer's Title Agent to issue, without extra charge, an owner’s policy of title insurance free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed by Seller prior to Closing, or for rights of parties in possession other than (i) current state and county ad valorem real property taxes not due and payable on the date of Closing; and (ii) such other matters, if any, as may be approved, or deemed approved, by Buyer pursuant to the terms of this Agreement (collectively, the “Permitted Encumbrances”).
8.2.7.A certification, in form and substance reasonably satisfactory to Buyer’s Title Agent, executed by Seller stating Seller’s taxpayer identification number, that Seller and all persons holding beneficial interests in the Property are “United States Persons”, as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(g), and that the sale of the Property by Seller pursuant to this Agreement is not subject to the withholding requirements of Section 1445(a) of the Internal Revenue Code, in the form of Exhibit O, duly executed by Seller.
8.2.8.A certification by Seller substantially in the form attached hereto as Exhibit P that all representations and warranties made by Seller in Section 4 of this Agreement are true and correct in all material respects on the date of Closing, except such matters as may be set forth in such certificate that are acceptable to Buyer as determined in Buyer’s sole and absolute discretion, which certificate shall survive Closing for a period of one hundred eighty (180) days after the Closing Date.
8.2.9.Such transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Property.
8.2.10.Seller shall deliver to Buyer’s Title Agent such duly executed and verified certificates, resolutions, affidavits and other documents respecting the power and authority to perform the obligations hereunder and as to the due authorization thereof by appropriate proceeding and as to the authority of the members, partners or officers of Seller, as the case may be, as Buyer’s Title Agent may reasonably request.
8.2.11.A closing statement prepared by Buyer’s Title Agent in form and substance reasonably satisfactory to both Seller and Buyer setting forth and describing the adjustments required under and described in this Agreement and such other matters reasonably required by Buyer and reasonably approved by Seller (the “Closing Statement”);
8.2.12.All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby but not inconsistent with the terms and provisions hereof.
8.3.Buyer Deliveries. On or prior to the Closing Date, Buyer shall deliver to Escrow Agent the following:

8.3.1.In accordance with Seller’s instructions, a wire transfer in the amount required under Section 2.4 hereof (subject to the adjustments provided for in this Agreement).
8.3.2.A certification by Buyer substantially in the form attached hereto as Exhibit Q that all representations and warranties made by Buyer in Section 16 of this Agreement are true and correct in all material respects on the date of Closing, except such matters as may be set forth in such certificate that are acceptable to Seller as determined in Seller’s sole and absolute discretion.
8.3.3.The Bill of Sale, duly executed by Buyer.
8.3.4.If applicable, an Assignment and Assumption of Contracts duly executed by Buyer.
8.3.5.The Assignment of Intangible Property, duly executed by Buyer.
8.3.6.The Closing Statement, duly executed by Buyer.
8.3.7.All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby but not inconsistent with the terms and provisions hereof.
9.Apportionments; Taxes; Expenses.
9.1.Apportionments.
9.1.1.Taxes and Operating Expenses. All real estate taxes, charges and assessments affecting the Property (“Taxes”), all charges for water, electricity, sewer rental, gas, telephone, fuel oil and all other utilities serving the Property shall be prorated on a per diem basis as of the date of Closing. Buyer shall be entitled to all income and responsible for all expenses for the period beginning at 11:59 p.m. (Eastern Time Zone (U.S.A.)) on the day prior to the Closing Date, except as set forth herein. If any Taxes have not been finally assessed as of the Closing Date for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re-adjusted when final bills are issued.
All refunds of Taxes received by Seller or Buyer after the Closing with respect to the property tax appeals ("Tax Refund") shall be applied (A) first, to reimburse Seller or Buyer, as the case may be, for third party expenses incurred in protesting and obtaining such Tax Refund, (B) second, to Buyer, and (C) third, (x) to Seller if such Tax Refund is for any period which ends before the Closing Date, (y) to Buyer if such Tax Refund is for any period which commences on or after the Closing Date, or (z) to Seller and Buyer prorated based on the Closing Date, if such Tax Refund is for a period which includes the Closing Date. If Seller or Buyer receives any Tax Refund, then each shall retain or promptly pay such amounts (or portions thereof) in order that such payments are applied in the manner set forth in this Subsection. Buyer and Seller agree to cooperate with respect to any pending Tax Refund request.
9.1.2.Charges under Assigned Contracts. The unpaid monetary obligations of Seller with respect to any of the Assigned Contracts, if and as applicable, shall be prorated on a per diem basis as of the Closing Date.
9.1.3.Survival. The provisions of this Section 9.1 shall survive the Closing to the extent any monies may be payable pursuant to this Section 9.1 to either party subsequent to the transfer of title to the Property to Buyer.

9.2.Closing Costs. Seller shall pay any recording fees imposed upon recordation of the Deed for the Property. Buyer shall pay any transfer taxes or documentary stamp taxes, the title insurance premiums for Buyer’s title insurance policy and for any extended coverage or endorsements required by Buyer on the title insurance policy, as well as for the title insurance premiums for any lender title insurance policy, the cost of updating the Survey or obtaining a new survey, the costs of its due diligence studies and reports, and any recording costs and other charges (but excluding those related the release of any security deed or other Monetary Encumbrance, which shall be paid by Seller), and any costs of Buyer’s acquisition or other financing. Escrow fees of the Escrow Agent and Buyer’s Title Agent shall be divided equally between Seller and Buyer. Seller and Buyer shall each pay the costs of its own counsel.
10.Damage or Destruction; Condemnation; Insurance.
Unless and until the Closing is completed, the risk of loss to the Property from casualty or condemnation shall be borne by Seller. If at any time prior to the date of Closing there is damage or destruction to the Property, and the cost for repair of which exceeds $1,000,000.00 and the Property cannot be restored to its original condition prior to Closing or results in an uninsured casualty, in any amount, or if any portion of the Property is condemned or taken by eminent domain proceedings by any public authority or if Seller has received notice that any condemnation action or proceeding with respect to all or any portion of the Property is contemplated, then, at Buyer’s option, this Agreement shall terminate, the Deposit and any amounts not released by Escrow Agent from the Modifications Escrow shall be returned to Buyer and Buyer shall be entitled to reimbursement from Seller for the amount of the Modifications Escrow previously released by Escrow Agent to Seller prior to such termination, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.
If there is any damage or destruction or condemnation or taking, regardless of the cost of any repair, and if Buyer elects not to terminate this Agreement as herein provided (to the extent Buyer is entitled to do so), then (1) in the case of a taking, all condemnation proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing, and Seller shall be paid at Closing for the reasonable expenses incurred by Seller in connection with such taking; and (2) in the case of a casualty, Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policies, less any reasonable costs of collection and any sums expended by Seller in restoration, and the Seller’s deductible under such insurance policy shall be a credit to Buyer against the Purchase Price, and the parties shall proceed with the Closing without any reduction in the Purchase Price payable to Seller.
11.Remedies.
11.1.Buyer Default. If Buyer breaches or fails to timely complete the purchase of the Property or to timely perform its obligations under this Agreement, then Seller shall, as its exclusive remedy therefore, be entitled to receive the Deposit, plus all interest earned and accrued thereon, as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default. Thereupon this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer’s breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties’ best efforts to approximate such potential damages. Notwithstanding the forgoing or anything to the contrary herein, Seller shall have all remedies at law or in equity relative to any causes of action arising under Section 3.1.1 [Inspection] and the indemnity therein, and/or arising under

Section 11.3 [Confidentiality] or 14 [Brokerage], all of which Sections and Seller’s rights and remedies relative thereto to survive Closing or earlier termination of this Agreement.
11.2.Seller Default. If Seller breaches or fails to timely complete the sale of the Property or to timely perform its obligations under this Agreement, Buyer may, as its sole and exclusive remedy therefor, subject to the next paragraph of this Section 11.2, either (i) enforce specific performance of this Agreement against Seller, provided that any action for specific performance must be commenced, if at all, within ninety (90) days after such default, including damages for reimbursement of all reasonable attorneys’ fees and costs incurred in connection with such action for specific performance not to exceed $25,000.00 or (ii) terminate this Agreement and receive a return of the Deposit, including all interest earned thereon, and the entire amount of the Modifications Escrow, including from the Escrow Agent the portion thereof that has not already been released to Seller and payment from Seller of the amount thereof that had been previously released to Seller.
        Buyer agrees that Seller shall have no liability to Buyer for any breach of Seller’s covenants, representations or warranties herein unless the valid claims for all such breaches collectively aggregate to an amount that is more than Twenty-Five Thousand Dollars ($25,000.00), in which event the amount of such valid claims shall be actionable, from the first One Dollar ($1.00) of damages up to the cap set forth in the following sentence. Further, Buyer agrees that any recovery against Seller for any breach of Seller’s covenants, representations or warranties herein shall be limited to Buyer’s actual damages, up to (but not exceeding) Three Hundred Thirty-Two Thousand Five Hundred and No/100 Dollars ($332,500.00) in the aggregate, and that in no event shall Buyer be entitled to seek or obtain any consequential, indirect or punitive damages. Notwithstanding the foregoing, there shall be no cap on Buyer’s damages with respect to any breach of Seller’s covenants, representations and warranties if such breach is a result of or related to fraud or intentional misrepresentation on the part of Seller.
11.3    Confidentiality. Buyer agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with Section 3 hereof, any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller’s request, including, without limitation any environmental site assessment reports furnished to Buyer except to Buyer’s employees, contractors and consultants on a “need to know” basis. In addition, prior to Closing, Buyer shall not disclose the existence of this Agreement or of any of the terms hereof, except as may be expressly approved in advance by Seller in its sole discretion. Neither Buyer nor Seller shall issue any press release or other information to the public regarding the transaction contemplated herein, or anything relating thereto, except as may be expressly approved in advance in writing by the other party, which approval may be withheld by such party as determined in its sole and absolute discretion. Notwithstanding the foregoing, Buyer and Seller shall be permitted to make such disclosures as are required by the law, including the securities laws and laws relating to financial reporting, including without limitation Buyer’s obligation to file an 8-K with the Securities and Exchange Commission summarizing the material terms of this Agreement and attaching a copy of this Agreement thereto, in which Buyer agrees to redact as much of Seller’s information as allowed by applicable law for Buyer to remain fully compliant therewith. Buyer and Seller agree to indemnify and hold the other harmless from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorneys’ fees) arising out of their breach of this Section 11.3. The provisions of this Section 11.3 shall survive the Closing or earlier termination of this Agreement.
12.Possession. Possession of the Property shall be tendered to Buyer at Closing, subject to the other matters permitted pursuant to this Agreement.

13.Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:
13.1.If to Buyer:
Malibu Boats, LLC
5075 Kimberly Way
Loudon, TN 37774
Attention: Wayne Wilson
Email: waynew@malibuboats.com

With a copy to:
Long, Ragsdale & Waters, P.C.
1111 N. Northshore Dr., Suite S-700
Knoxville, TN 37919
Attention: Kyle A. Baisley
Email: kbaisley@lrwlaw.com
If to Seller:
[***]
With a copy to:
[***]
If to Escrow Agent:
[***]
If to Buyer’s Title Agent:
Appalachian Title Company, LLC
1111 N. Northshore Dr., Suite S-700
Knoxville, TN 37919
Attention: J. Randolph Miller
Email: rmiller@lrwlaw.com

    Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; or by nationally recognized overnight courier service; (provided that such delivery is confirmed by the sender, by nationally recognized overnight courier service or by mail in the manner previously described within 24 hours after such transmission is sent). Any such notice or communication shall be effective when delivered or when delivery is refused and may be given on behalf of a party by such party’s counsel. All such notices shall also be sent by contemporaneous email to the addresses listed above for each receiving party.

14.Brokers. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction other than CBRE, to whom Seller shall pay a commission pursuant to a separate agreement between Seller and CBRE. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys’ fees) arising out of a breach of its representation or undertaking set forth in this Section 14. The provisions of this Section 14 shall survive Closing or the termination of this Agreement without limit.
15.Escrow Agent. Escrow Agent shall hold the Deposit and Modifications Escrow in accordance with the terms and provisions of this Agreement, subject to the following:
15.1.Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.
15.2.Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement. Upon receipt by Escrow Agent from either Buyer or Seller (the “Notifying Party”) of any notice or request (the “Escrow Demand”) to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement, Escrow Agent shall give written notice to the other party (the “Notified Party”). If within seven (7) days after the giving of such notice, Escrow Agent does not receive any written objection to the Escrow Demand from the Notified Party, Escrow Agent shall comply with the Escrow Demand. If Escrow Agent does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved and proof thereof delivered to Escrow Agent in writing signed by Buyer and Seller.
15.3.Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Buyer shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Buyer shall indemnify Escrow Agent against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.
15.4.Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit or release of the Modifications Escrow or any portion thereof, Escrow Agent shall hold the Deposit and/or Modifications Escrow, as applicable, until the receipt of written instructions signed by Buyer and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

15.5.Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.
15.6.Interest. If requested by Buyer or Seller, the Deposit shall be held by the Escrow Agent in an interest bearing account. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Seller except to the extent the Deposit becomes payable to Buyer pursuant to the terms hereof. In such event the interest earned on the Deposit shall accrue to the benefit of Buyer.
15.7.Agreement. The parties to agree to execute the Escrow Agent’s standard form of escrow agreement to the extent required by Escrow Agent.
16.Representations of Buyer. Buyer represents and warrants that:
16.1.Authority. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of     Delaware and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer has been duly authorized.
16.2.No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer does not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.
16.3.OFAC Compliance. Buyer is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or executive orders are collectively referred to herein as the “Orders”). Neither Buyer nor any beneficial owner of Buyer:
a)is listed on the Specifically Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Orders or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (collectively, the “Lists”);
b)is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;
c)is owned or controlled by, or acts for or on behalf of, any person or entity listed on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

d)shall transfer or permit the transfer of any interest in Buyer or any beneficial owner in Buyer to any person or entity who is, or any of whose beneficial owners are, listed on the Lists.
17.Miscellaneous.
17.1.Assignability. Buyer may not assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual, entity or other person without first obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, Buyer may assign this Agreement without Seller’s consent to any affiliate of Buyer. No assignment or transfer by Buyer will be permitted if such assignment or transfer would, in Seller’s reasonable opinion, cause this transaction to violate any provision of applicable law. Any assignment in violation of this Section 17.1 is void.
17.2.Governing Law; Bind and Inure; Venue. This Agreement shall be governed by the law of the State of Tennessee and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives. The parties agree that any and all disputes arising out of or relating to this Agreement shall be resolved by the United Stated Federal District Court for the Eastern District of Tennessee in Knoxville, Tennessee.
17.3.Time of the Essence. Time is of the essence of this Agreement.
17.4.Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
17.5.Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.
17.6.Survival. Each of the warranties and representations of Seller and Buyer shall survive the Closing and delivery of the deed and other closing documents by Seller to Buyer for a period of one hundred eighty (180) days following Closing, and shall not be deemed to have merged therewith. Unless expressly made to survive, all other obligations and covenants of Seller contained herein shall be deemed to have been merged into the Deed and shall not survive the Closing.
17.7.Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.
17.8.Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.
17.9.Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought. Notwithstanding the foregoing, the Access Agreement dated February 8, 2023 by and between Buyer and Seller shall remain in full force and effect up through the Closing Date, except as said Access Agreement directly conflicts with the provisions herein, in which case this Agreement shall control.
17.10.Counterparts; Electronic Signatures. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile and electronically transmitted signatures shall for all purposes be treated as originals.
17.11.Attorneys’ Fees. In the event of any litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party the prevailing party’s reasonable attorneys’ fees and costs actually incurred.
17.12.Waiver of Jury Trial. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an “Action”) (a) arising out of or relating to this Agreement, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Agreement (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Section 17.12 with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.
17.13.No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.
17.14.Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.
17.15.Like-Kind Exchange. Buyer or Seller may elect to exchange the Property for other property of a like kind (or exchange other real estate for the Property), provided that: (a) the Closing shall not be delayed or affected by reason of the exchange nor shall the consummation or accomplishment of an exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an exchange desired by the other party, (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an exchange, and (e) the party acquiescing to the exchange shall not be responsible for compliance with or be deemed to have warranted to the other party that the exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended. Both parties shall reasonably cooperate with each other with respect to a like kind exchange, subject to the conditions of this Section. Should this Agreement become a part of a 1031 transaction, the exchanging party hereby agrees that the non-exchanging party may enforce any and all representations, warranties, covenants and other obligations of the exchanging party under this Agreement directly against the exchanging party and the non-exchanging party agrees that the exchanging party may enforce any and all representations, warranties, covenants and other obligations of the non-exchanging party under this Agreement directly against the non-exchanging party notwithstanding the use of a “qualified intermediary” or similar party contemplated by the applicable Treasury Regulations as a party to the transaction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:

KNOXVILLE LOGISTICS CENTER, LLC, a
Delaware limited liability company

By: New Frontier Knoxville, LLC, a
Delaware limited liability company, its sole member

By: Knoxville Logistics Partners, LLC, a
Georgia limited liability company, its manager

By:	/s/ J. Bradford Smith
Name:	J. Bradford Smith
Title:	Authorized Signatory

BUYER:

MALIBU BOATS, LLC, a Delaware
limited liability company

By:	/s/ Wayne Wilson
Wayne Wilson, CFO

[Signatures Continued On Following Page]

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Kelly Miller
Name:	Kelly Miller
Title:	Lead Commercial Escrow Officer

List of Exhibits

Exhibit A	-	Legal Description
Exhibit B	-	Modifications
Exhibit C	-	Deed of Trust
Exhibit C-1	-	Subordination Agreement
Exhibit D	-	Bond
Exhibit E	-	Property Materials
Exhibit F	-	List of Contracts
Exhibit G	-	Assigned Contracts
Exhibit H	-	Assignment of Warranties
Exhibit I	-	Building Specifications
Exhibit J	-	Site Plan
Exhibit J-1	-	Rendering
Exhibit K	-	Form of Deed
Exhibit L	-	Form of Bill of Sale
Exhibit M	-	Form of Assignment and Assumption of Contracts
Exhibit N	-	Form of Assignment of Intangible Property
Exhibit O	-	Form of FIRPTA Certificate
Exhibit P	-	Form of Buyer/Seller Certificate of Representations and Warranties

The schedules and exhibits to this agreement have not been filed pursuant to Regulation S-K 601(a)(5). The registrant agrees to provide any omitted schedule or exhibit to the Securities and Exchange Commission upon request.